Exhibit 10.2

JOINT VENTURE CONTRACT

1.     General Principles

THIS CONTRACT is made by and between YUNNAN NONFERROUS GEOLOGY AND MINING LTD OF YUNNAN PROVINCE and LUNA GOLD (CHINA) CORP. for the establishment of Xinan Mineral Resources Co. Ltd. and the joint exploration and if successful mining of viable deposits discovered in the Dongchuan and its surrounding area, approximately **** km2 (hereinafter referred to as the "Dongchuan Project" or the "Project Area") in Yunnan Province, People's Republic of China ("PRC") and other agreed projects in the PRC in accordance with the "Laws of the People's Republic of China on Chinese-Foreign Cooperative Enterprises" and other applicable relevant PRC laws and regulations, based on the principle of equality and mutual benefits and through friendly consultations. Unless the terms or context of this CONTRACT otherwise provide, the words and phrases set out in Appendix 1 shall have the meanings set out in that Appendix when used in this CONTRACT and the Appendices hereto.

2.     Parties to this CONTRACT

2.1     The parties to this CONTRACT (hereinafter referred to jointly as the "Parties" and individually as a
           "Party") are

Yunnan Nonferrous Geology and Mining Ltd. of Yunnan Province ("Party A"), a company registered in Yunnan Province, PRC with its place of business at "No. 93 Remin East Road, Kunming, Yunnan Province 650051, P.R.C. "

Fax: 86-871-3177670
Legal Representative: Lang Zhijun
Position: Chairman
Nationality: Chinese

Luna Gold (China) Corp. ("Party B" ), a subsidiary of Luna Gold Corp., or its associated company, registered in British Virgin Islands with its place of business at Suite 1600, 777 Dunsmuir Street, P.O. Box 10425, Pacific Centre, Vancouver, British Columbia, Canada V7Y 1K4

Fax: (1-604) 688-0094 with copy to Fax: (612) 9983 1682
Legal Representative: Lee Mun-Kit
Position: Chairman
Nationality: Australian

3.     Establishment of Joint Venture

3.1     Establishment of Joint Venture

In accordance with the "Law of PRC on Chinese-Foreign Co-operative Enterprises" and other applicable PRC laws and regulations, Party A and Party B hereby agree to establish a Sino-foreign cooperative joint venture company in Yunnan Province, PRC.

3.2     Name and Address

The Chinese name of the Company shall be: (tentative)

The English name of the Company shall be Xinan Mineral Resources Co. Ltd. (Tentative)

The legal address of the Company shall be: No.93 Ren Min Dong Rd., Kunming, Yunnan Province, PRC.

3.3     Law

The Company shall be subject to the jurisdiction and protection of the laws and regulations of PRC. All activities shall be in compliance with the laws and regulations of PRC.

3.4     Limited Liability

The Company is a limited liability company. The liability of Party A and Party B shall be limited to the amount of their respective contributions.

3.5     Formation of the Company

The Company shall be established on the date of the issuance of its business license.

3.6     Prior Act and Indemnification

3.6.1     Subject to Article 3.6.2 below, neither Party shall be liable to the other Party for any loss or damages claimed by any third party arising from acts or events which occurred prior to and after the date of the establishment of the Company. Subject to the provisions in Article 3.4 above, the Company shall indemnify each Party against any and all losses, damages or liabilities suffered by each Party in respect of third party claims arising out of the operation of the Company.

3.6.2     The Company and Party B shall not be liable for any acts or omissions that have occurred in the activities of the Project Area prior to the assignment of the current Exploration Rights to the Company, such acts or omissions to include, without limitation, environmental pollution; and the Company and Party B shall not be liable for any acts or omissions that might occur in the future as a result of any actions by Party A including without limitation any and all liabilities for environmental pollutions. In case of any claim against the Company and/or Party B for the liabilities for the foresaid acts and omissions, Party A shall use its best endeavours to hold the Company and/or Party B harmless from such claims and shall indemnify the Company and Party B against any damages and loss caused by such claims.

3.7     Change of Law

In the event that after the execution of this CONTRACT and any Appendices hereto, the issuance, amendment, supplement or rescission by government or any subdivision or agency thereof of any applicable tax, customs, foreign exchange or other laws, rules, regulations, policies or changes of any interpretations thereof may allow treatment to the Company or either of the Parties different to that agreed in this CONTRACT, both Parties shall take appropriate actions:

3.7.1     in case of a favourable change to enable the Company or that Party to receive that favourable treatment; or

3.7.2     in case of a detrimental change, the Parties shall meet to resolve how to deal with such changes but with the intent that the profit sharing arrangements and the management and the control of the Company shall not be altered from that provided in this CONTRACT. If agreement cannot be reached, then the relevant issues shall be determined in accordance with Article 17 of this CONTRACT.

4.     Purpose, Scope and Scale of Business Operations

4.1     Purpose

The purpose of the Company is initially to conduct prospecting and exploration work on the Project Area (the "Pre-bankable Feasibility Study") and thereafter, if Party B considers the results of the Pre-bankable Feasibility Study justify it, to conduct a bankable feasibility study in respect to the Project Area (the "Bankable Feasibility Study") to investigate the viability of mining the metals including but not limited to gold and silver ores, copper, lead and zinc ores and iron ores in the Project Area (the Pre-bankable Feasibility Study and the Bankable Feasibility Study hereinafter shall collectively be referred to as the "Bankable FS"). If the Board has determined to proceed with the Dongchuan Project based on the Bankable FS, the Company shall thereafter conduct the mining operations within the Project Area, including without limitation, ongoing exploration, development, production and sale of gold, gold concentrate, other metals and minerals mined in any such mine or the Project Area, by adopting advanced and appropriate technologies and scientific management methods in order to achieve business results satisfactory to both Parties.

4.2     Business Scope of the Company

4.2.1     The Company shall engage in prospecting, exploration, mining, development, production and sale of gold, gold concentrates, other metals and minerals (the "Products").

4.2.2     The Products shall be sold by the Company as stipulated by the prevailing PRC laws based on the international prices. IT BEING THE INTENT that the Company shall obtain an international marketing price permit as early as possible.

4.2.3     After the Parties agree that the activities of the Company may be extended to include other projects in the PRC, subject to the approval of the Board, Party A agrees to assist the Company in every way possible to achieve all agreed new activities.

4.3     Scale of Business Operations

The actual production scale and the total amount of the investment required to develop, mine and produce Products from the Dongchuan Project shall be decided by the Board based on the results of the Bankable Feasibility Study and the then prevailing market conditions.

4.4     Project Area

4.4.1     The Project Area is defined by the map in Appendix 2 and covers an area approximately 1,500 square kilometres. Party A currently holds three Exploration Rights, namely a. Laohuoshan (101.46 sq. km); b. Jiduosikeshu (100.68 sq. km) and c. -Xicha - Daliangzi (40.48 sq km); and two Exploration Rights Application a. Budo (95.2 sq. km) and b. Lumuo (122.28 sq. km) within the Project Area. The Exploration Rights and Exploration Right Applications are detailed in Appendix 3 attached hereto. The Exploration Rights are currently registered under the name of Party A subsidiary entity Yunnan Non-ferrous Geology & Exploration Institute and the Exploration Rights Applications have been submitted to relevant governmental authority by Yunnan Non-ferrous Geology & Exploration Institute.

4.4.2     Party A shall provide all information on geology, past exploration and mining activities it or any of its related units has at its or any of its related unit's disposal to the Company so as to enable the Company to select new areas and apply for or accept the transfer of exploration and or mining rights in addition to the existing exploration right currently being held by Party A as included in the Appendix 2 and Appendix 3.

4.4.3     Party A shall transfer all the exploration rights and/or any mining rights it or any of its related units currently holds within the Project Area to the Company upon the Company's request. With the Company's written consent as approved by the Board, Party A may, in its discretion, dispose of any of the rights that are not selected by the Company provided however that Party A is solely responsible for any liabilities associated with any rights that it may decide to dispose of in accordance with this Article 4.4.3

4.4.4     If either Party or its related unit wishes to apply for exploration or mining right for any particular area within the Project Area, it must notify the Company first and grant the Company the first right of refusal to apply for exploration or mining right for such area. If the Company elects to file such application and apply for such exploration or mining right then the Company does not have to pay for such right. If the Company elects not to proceed with such application, then with the written consent of the Company, such Party or its related unit may act freely, including act jointly with a third party, provided that such Party shall be solely responsible for any liabilities associated therewith.

4.4.5     The Company may, at any time during the term of this Contract, relinquish part of the Project Area or may decide to relinquish the entire area comprising the Project Area. Either Party has the right to apply for exploration or mining right for the relinquished area, provided that such Party shall be solely responsible for any liabilities associated therewith. Upon either Party's request, the Company will assist such Party to do so.

5.     Registered Capital, Total Amount of Investment and Profit Distribution Ratio

5.1     Registered Capital

5.1.1     The initial registered capital of the Company shall be US$3.1 million which is the amount estimated by Party B required to complete the initial exploration work program in the Project Area.

(A)     Party B shall be responsible for subscribing for the initial US$3.1 million worth of registered capital according to the schedule in Article 6.2.2.

(B)     Any additional contribution to and increase of the Company registered capital shall be done in accordance with Article 6.5.2, Article 6.8 and Article 11.

5.2     Total amount of investment

The total amount of investment by the Company shall be US$ 6.2 million. The Company may satisfy the difference between its registered capital and its total amount of investment by procuring loans.

5.3     Profit Distribution Ratio

Subject to Article 12, the profit generated by the Company shall be distributed to the Parties in proportion to their respective equity interest percentage, as adjusted from time to time in accordance with this Contract.

6.     Provision of Cooperative Conditions

6.1     Cooperative Conditions to be Provided by Party A

6.1.1     Party A shall provide the following as its initial cooperative condition (the "Initial Cooperative Conditions") to the Company at the establishment of the Company:

(A)     the Laohuoshan and the Jiduosikeshu exclusive Exploration Rights (the Laohuoshan Exploration License No. 5300000420019 and the Jiduosikeshu Exploration License No.: 5300000310199) including any rights that any of its related units currently hold in the Project Area. Party A shall first acquire the above Exploration Rights in its own name at its own cost and, then,apply to the relevant government agency to transfer these Exploration Rights to the Company and submit all documents required by such transfer within 30 days of the Company being granted its business licence and shall make its best endeavours to complete the transfer within the shortest period possible. Party A shall provide to Party B a copy of all abovementioned documents the soonest possible.

(B)     Party A shall, immediately after the issuance of the Company's business license, provide the Company with legal access to all part of the Project Area for the purpose of undertaking exploration work and preparing a geological report.

(C)     all reports prepared in respect of, the Project Area to enable the Company to carry out initial exploration and complete the Bankable FS.

(D)     all data and plans with respect to the geology, exploration and mining within the Project Area at its or any of its related unit's disposal or obtainable as provided in Article 4.4.2.;

(E)     Party A will provide technical staff and facilities to the Company at the request of the Company or the General Manager as long as the costs of such technical staff and facilities are competitive in accordance with industry standards and approved by the Company or the General Manager; and [Comment: why delete this?]

(F)     Party A will have priority to be contracted to perform exploration work by Company as long as the contract charges will not be higher than any other contractors and they can satisfy the Company and the General Manager that the contract is carried out in a professional and business like manner and meet the standards required by the Company and the General Manager. Each contract will be negotiated and signed by Party A or its associated unit as the Contractor and the Company as the client.

(G)     If the Board has determined to proceed with the development, mining and production of the Dongchuan Project based on the results of the Bankable FS, then Party A shall:

a.     assist the Company to apply for the exclusive Mining Right in the Project Area in accordance with PRC laws;

b.     assist the Company to apply or secure for any land use rights required and requested by the Company.

c.     Provide additional funding in accordance with Article 11;

d.     assist the Company in obtaining any other approvals, licenses or registration necessary for mining operations.

6.2     Cooperative Conditions to be Provided by Party B

6.2.1     Party B shall, subject to Article 6.7.1 and Article 18.3.2, provide the following assets as its initial Cooperative Conditions:

(A)     Cash in an amount of US$ 3.1 million as contribution to the Company registered capital.

(B)     Any additional funding required by the Company in accordance with Article 11.

(C)     the technical and management expertise necessary for the management of the business of the Company.

6.2.2     Party B shall pay the above US$ 3.1 million into the Company in accordance with the following time schedule after Party A has completed its contribution as provided in Article 6.1.1 (A) and (B):

Timing from Issuance of Business License	Paid-in registered capital
Within three months	US$ 0.465 million
Within first year	US$0.135 million
Within second year	US$1.00 million
Within third year	US$1.50 million
Total	US$ 3.10 million

Within 45 days after the signing of this CONTRACT, Party B will remit to Party A a sum of US$0.10 million. This amount is an advance for expenses for pre-operating expenses to obtain government approvals, business licence and registration fees for the Company. This amount shall be credited as part of Party B contribution to the Company as in Article 6.2.1 (A). If this amount of US$0.10million is not remitted within the 45 days, this CONTRACT will be terminated without incurring any liability for breach of contract on Party B unless Party A agrees to extend this 45 day period.

In the event that Party A fails to perform any part of its contribution obligations, Party B shall have the right to suspend its capital contribution until Party A's failure has been rectified to Party B's satisfaction.

6.3     Representations and Warranties

6.3.1     Party A hereby represents and warrants that

(A)     it has lawfully obtained all permits required for exploring the reserves in the Project Area from the appropriate governmental authorities.

(B)     It is a company duly established, validly existing and in good standing in accordance with PRC laws;

(C)     It holds all necessary power and authorization and all necessary licenses and permits to execute and perform this Contract and be bound by the terms and conditions hereof. The execution, delivery and performance of this Contract will not violate any provisions of its Articles of Association, any obligations assumed by it under other contracts to which it is a party and PRC laws;

(D)     From the date hereof to the date of transfer to the Company, the Exploration Rights will be solely owned by Party A and free from any third party's interests, and Party A is the only person conducting exploration and mining activities within the Project Area;

(E)     On the date of contribution, there is no activity by any person within the spaces and areas covered by the Exploration Rights to be contributed or transferred by it to the Company, which may hinder the transfer of the said rights to the Company, and there is no disputes, potential or present, which may hinder the said transfer and contribution to the Company under this Contract; and

(F)     its representative whose signature is affixed to this Contract has been duly authorized to execute this Contract.

6.3.2     Party B hereby represents and warrants that:

(A)     Party B is a company duly incorporated, validly existing and in good standing under the laws of British Virgin Islands;

(B)     Party B holds all necessary power and authorization and all necessary licenses and permits to execute and perform this Contract and be bound by the terms and conditions hereof. The execution, delivery and performance of this Contract by Party B will not violate any provisions of Party B's Articles of Association, any obligations assumed by it under other contracts to which it is a party and the laws of British Virgin Islands; and

(C)     Party B's representative whose signature is affixed to this Contract has been duly authorized to execute this Contract.

6.4     Schedule of Provisions of Cooperative Conditions

6.4.1     Both Parties shall, provide their respective cooperative conditions to the Company in accordance with the applicable PRC laws.

6.4.2     Party B shall, subject to the provisions of Articles 18.3.2, progressively over the period as in schedule in Article 6.2.2 contribute its cooperative conditions up to initial Registered Capital of US$3.1 million in accordance with Article 5.1.1 and based upon the needs of the actual operations and requirements of the Company, as determined by the Board, and as required by the PRC laws.

6.5     Proportions of Equity

The proportions of the equity of the Company shall be decided by the cooperative conditions contributed by the Parties as follows:

6.5.1     When both Parties have made their initial Cooperative Conditions as required under this CONTRACT, Party A shall hold 30% of the shareholdings of the Company and Party B shall hold 70% of the shareholdings of the Company.

6.5.2     Party B shall have the right to increase its shareholding in the Company from 70% to 90% and reduce the shareholding of Party A from 30% to 10%, by investing an additional US$3.9 million into the Company registered capital on a schedule as determined by the Board and by paying a share transfer price or compensation fee to Party A at a rate of 53.85% of this additional investment made by Party B as such additional investment is being made but no more than a total of US$2.1 million; both Parties agree that upon Party B request to increase its shareholding ratio and its investment into the Company registered capital as provided in this Article 6.5.2, they shall make their best endeavours to make the directors they respectively appoint to the Board of Directors to vote in favour of Party B request and shall cooperate with each other in achieving the increase of Party B shareholding ratio as provided herein.

6.5.3     When additional capital contribution is required for the Bankable FS and the completion of the Dongchuan Project as so decided by the Board after Party B has completed its total capital contribution (including its initial capital contribution and the capital contribution provided in the preceding Art. 6.5.2), either Party proportion of equity shall be determined in accordance with Article 11.

6.6     Verification and Certification

When any Party has completed its total cooperative contribution, an accounting firm registered in the PRC shall be engaged by the Company to verify such contributions and issue a verification report to such effect. The Company shall within 14 days thereafter provide an investment certificate to that Party. Each certificate shall bear the name of the Company, the date of its establishment, the name of the Party and its cooperative conditions required and the date of the issuance of the contribution.

6.7     Operation Unprofitable

6.7.1     Notwithstanding any provisions herein, if the Board decides, at any time during the term of this Contract, that, based upon the results of the exploration work on the Project Area or based on the results of the Pre-Bankable Feasibility Study or the Bankable FS that the operation of the Dongchuan Project is unprofitable then, neither Party has the obligation to make any contribution in whatever form to the Company other than those that have been already contributed to the Company in respect to the Dongchuan Project.

6.7.2     In the event of the Board decision under Article 6.7.1, unless the Parties have agreed to enter into any other project or projects in respect of the Dongchuan Project, the Parties shall terminate this CONTRACT and dissolve the Company as provided in Articles 18.3.2 and Party B shall have no further interest in, or liability with respect to the Dongchuan Project and the Company shall return all materials, Exploration Rights and Mining Rights with the exception that when Party B is entitled to a residual interest as in Article 18.4.2.

6.8     Change of Registered Capital of the Company

6.8.1     The Company may increase, decrease, assign or otherwise change the registered capital of the Company in light of its business needs in accordance with the terms with this CONTRACT as well as the approval of the Board and the original approval authority. Once the Company has decided to make such changes, both Parties shall consent and cooperate with the Company to seek approval from the relevant government authorities.

6.8.2     Both Parties agree that the increase of the Company registered capital shall be based on the need to provide additional funding to the Bankable BF or to the mining, construction, production and development within the Project Area and that only Party B has the right to propose the increase of the registered capital. Upon Party B proposal, both Parties shall use their best endeavours to make the directors they appointed to the Board to vote in favour of such increase and to assist the Company in obtaining necessary approval by the original approving authority for such increase. The increased registered capital shall be contributed by both Parties in the ratio as provided in Article 11, unless otherwise provided in Article 6.5.2.

7.     Acquisition of Exploration Rights by the Company

7.1     Existing Exploration Rights

7.1.1     Party A shall, within 30 days, submit the applications to competent approving authorities for transferring to the Company Xicha -Daliangzi Exploration Right (Exploration License No. 5300000310810); Budo Exploration Right Application and Lumuo Exploration Right Application, after so requested in writing by the Company and shall do its best endeavours to complete the transfer within the shortest period possible.

7.1.2     In consideration of the transfer of the Exploration Rights as specified in the preceding paragraph, the Company shall pay to Party A the purchase price in accordance with the following time schedule and formula after the Company has obtained the Exploration Licenses issued by the competent authorities in respect of the Exploration Rights transferred as specified in the preceding Article 7.1.1:

Timing from the issuance of the Business License	Amount paid to Party A equal to
Within 12 months	Paid-in registered capital within this period X 35% but no more than US$ 210,000 *
Within 12 to 24 months	Paid-in registered capital within this period X 35% but no more than US$ 350,000
Within 24 to 36 months	Paid-in registered capital within this period X 35% but no more than US$ 525,000

7.1.3     The payment of the transfer price as stipulated in Article 7.1.2 is condition upon the Company has been provided fully and legal access to all parts of the Project Area to conduct exploration work and Bankable BF. If for whatever reason, the above condition (i), and (ii) is not fulfilled, the Company shall have the right to suspend the payment of purchase price to Party A until such unfulfillment is rectified to the satisfaction of the Company and Party B.

8.     Responsibilities of the Parties

8.1     Responsibilities of Party A

8.1.1     Party A shall be responsible for

(A)     fulfilling its cooperative conditions in accordance with the terms and conditions as provided under this CONTRACT;

(B)     obtaining in the Company's name all approvals, permits, licenses and registrations from and with the PRC authorities for the due establishment, the good standing and the normal operation of the Company, including but not limited to obtaining favourable tax treatment and filing of the international loan agreement with the appropriate administration for exchange control in order to repay any obligation or liability arising out thereof;

(C)     assisting the Company in obtaining all necessary credits or funds from financial institutions inside or outside PRC for the business operation of the Company as approved by the Board;

(D)     providing the Company with all necessary documents for the purpose of financing of the Dongchuan Project.

(E)     assisting the Company in applying for exploration licenses or mining permits, in other areas not included within the Project Area as directed from time to time by the Board;

(F)     assisting the Company with the import of machinery, equipment, materials and supplies required by the Company, and assisting with the transportation thereof within the PRC as directed by the Board;

(G)     assisting the Company in obtaining Chinese machinery, equipment, external water supply, transportation, communications and other items required for the Company's operation at competitive prices in accordance with local industry standards as approved by the Board;

(H)     assisting the Company in recruiting qualified Chinese employees and obtaining all entry visas and work permits for the Company's foreign staff and employees in accordance with applicable laws and regulations, arranging lodging of the foreign staff and providing office, local transportation and medical emergency; and

(I)     assisting the Company in handling other matters entrusted to it by the Company from time to time.

8.2     The Responsibilities of Party B

8.2.1     Party B shall be responsible for:

(A)     fulfilling its cooperative conditions in accordance with the terms and conditions as provided under this CONTRACT;

(B)     assisting the Company in obtaining all necessary credits or funds from financial institutions inside or outside PRC for the business operations of the Company as approved by the Board;

(C)     assisting the Company in procuring equipment and machinery, raw materials and other supplies for the operation of its business from outside PRC as approved by the Board;

(D)     providing advanced technical and management expertise to the Company; and

(E)     assisting the Company in handling other matters entrusted to it by the Company from time to time.

8.3     The Company shall subject to the Board approval, reimburse all costs incurred by either Party for performing the above responsibilities.

9.     Board of Directors

9.1     Establishment of Board of DirectorsThe Company shall have a Board of Directors (the "Board") that Board shall be established as of date of the issuance of the business license of the Company by the relevant government authority.

9.2     Number of DirectorsThe Board shall consist of five (5) directors; two (2) of whom shall be appointed by Party A and three (3) of whom shall be appointed by Party B. The number of directors that each Party is entitled to appoint shall only be adjusted upon change of respective equity shareholdings of the Parties in the Company. If Party A equity is reduced to 10%, then the Board will consist of one (1) director from Party A and four (4) from Party B. Party B shall, from among its representatives on the Board, appoint the chairman of the Board (the hairman ; Party A shall, from among its representatives on the Board, appoint the vice-chairman (the ice-Chairman of the Board. The term of office of a director shall be three (3) years, but any director may serve consecutive terms if re-appointment by the Party which originally appointed that director. Each Party can also replace its appointments at any time.

9.3     Board Actions

9.3.1     The Board shall be the highest authority of the Company and shall decide all important matters pertaining to the Company. Unanimous approval of the Board at a duly convened Board meeting shall be required before any decisions are made concerning the following important matters of the Company:

(A)     amendment of the Articles of Association;

(B)     termination and dissolution of the Company;

(C)     transfer of the registered capital of the Company;

(D)     merger of the Company with any other economic organisation;

(E)     mortgage of the Company's property and assets;

(F)     any change in the policy of the cash distributions as in Article 12; and

(G)     other matters the Board decides to require unanimous approval thereof.

Other matters shall be decided with simple majority approving votes of the directors present at a duly convened Board Meeting.

9.4     The Chairman The Chairman of the Board shall be the legal representative of the Company. Should the Chairman of the Board be unable or unwilling to perform his or her duties for any reason, then he or she may temporarily authorise the Vice-Chairman or any director to perform his or her duties on his or her behalf, on a temporary basis, provided however, the Vice-Chairman or the director so appointed to perform the Chairman's duties shall not be authorised to vote on the election of a new Chairman unless specifically authorised to do so by the Chairman.

9.5     The Vice-ChairmanThe Vice-Chairman of the Board shall assist the Chairman to perform his or her duties. The Vice-Chairman shall report to the Chairman in all matters relating to the business of the Company.

9.6     Board Meetings

9.6.1     The Board shall meet a minimum of two (2) times a year and the Board meetings shall be called upon and presided over by the Chairman of the Board.Special Board meetings may be called upon by the Chairman of the Board upon the written request of two (2) directors.

9.6.2     Board meetings shall be held at the registration place of the Company or at any other locations agreed upon by all the directors.

9.6.3     Board meetings shall be held upon 45 days' advance notice to the directors, PROVIDED THAT such advance notice may be waived by written consent signed by all directors. The notice of a Board meeting shall specify the agenda and time and place for such meeting.

9.6.4     A director who is unable to attend a Board meeting in person may issue a proxy in writing, entrusting another person (who may, but need not be, one of the other directors) to attend the meeting on his or her behalf. A proxy shall not be valid and effective unless delivered to the Chairman of the Board of the meeting at which the person appointed intends to act as a proxy. The entrusting director may revoke a proxy by written proxy revocation to the Chairman of the Board. A proxy shall have the same rights and powers as the director or directors he or she represents by proxy.

9.6.5     Three (3) directors present in person or by proxy or by telephone pursuant to Article 9.6.6 shall constitute a quorum with one representing Party A. Without a quorum, no decision by the Board shall be valid. If within half an hour from the time appointed for the commencement of a Board meeting a quorum is not present, the meeting shall automatically be adjourned until the same day in the following week and at the same time and place and, notwithstanding other provisions in this Article 9.6.5 to the contrary. At the adjourned meeting three directors (3) directors present in person or by proxy shall constitute a quorum for the adjourned meeting. However, no business shall, under such circumstances, be conducted at the adjourned meeting except business that was specified in the agenda for the original meeting.

9.6.6     For the purposes of the CONTRACT, the contemporaneous linking together by telephone or other means of instantaneous communication ("Telephone") of five (5) of the directors is deemed to constitute a meeting of the directors. All the provisions of this CONTRACT as to meetings of the directors apply to such a meeting if at the commencement of the meeting each director acknowledges the respective director's presence for the purposes of the meeting to all the other directors and also acknowledges that the director is able to hear each of the other directors taking part.

9.6.7     A director may not leave a Telephone meeting by disconnecting the telephone without the consent of the Chairman of the Board and a director is deemed to be present and form part of the quorum throughout the meeting unless the Director has obtained consent from the Chairman of the Board.

9.6.8     Minutes of the proceedings at a telephone meeting are sufficient evidence of the proceedings and the observance of all the necessary formalities if the Chairman of the Board certifies it as correct minutes.

9.6.9.     Except as otherwise provided for in the CONTRACT, any action by the Board may be taken without a meeting if a majority of the directors of the Board (of which there shall be at least one (1) director representing Party A) so consent in writing. Such written consent shall be filed with the minutes of the Board and the action taken shall have the same force and effect as an action taken by the Board at an actual Board meeting. The directors of the Board may sign such consents in writing on separate paper and delivered to the Company by facsimile PROVIDED THAT the original copy shall be mailed or hand delivered to the Company without undue delay.

9.6.10     Directors of the Board shall serve without remuneration but all reasonable costs, including travel expenses incurred thereby or by their proxies in relation to attending meetings of the Board shall be borne by the Company.

10.     Business Management of the Company

10.1     The Company hereby appoints Party B to manage the operations of the Company. A general manager (the "General Manager") who is appointed by Party B and approved by the Board shall be responsible for implementing the decisions of the Board. The General Manager shall be appointed for such a term of office as approved by the Board unless he is replaced by Party B.

10.2     The General Manager shall undertake the following responsibilities:

10.2.1     execute and implement the decisions of the Board and manage the day to day operations of the Company;

10.2.2     propose to the Board plans of the Company's management system;

10.2.3     propose to the Board specific operation rules and policies of the Company and the internal levels of internal authorizations and approvals;

10.2.4     the General Manager is authorised to approve any contracts up to a value of US$100,000 and for any contracts above this value requires Board approval;

10.2.5     recommend for the Board the annual accounts, budgets and plans and manage the implements of such budgets and plans approved and as directed by the Board;

10.2.6     based on the labor plan approved by the Board, employ such employees as required from time to time and dismiss them in accordance with the PRC laws and regulations; and

10.2.7     carry out any other matters entrusted by the Board.

10.3     A deputy general manager (the "Deputy General Manager") shall be appointed by Party A. His or her appointment approved by the Board. The Deputy General Manager will assist and report to the General Manager. He or she will carry out duties as directed by the General Manager. The Board shall approve the term of the Deputy General Manager unless Party A replaces the Deputy General Manager.

10.4     A chief financial officer (the "Chief Financial Officer") of the Company shall be nominated by Party B and approved by the Board. The Chief Financial Officer is responsible for the accounts, financial status budgeting and financial control systems for the Company and reports to the General Manager. He or she shall be required to make periodical financial reports on the Company's financial status, budgetary matters and funding requirements of the Company to the Board and the General Manager. During the mining phase, after the Board has approved to proceed with mining of any deposits discovered by the Company as determined by the Bankable FS, a deputy chief financial officer (the "Deputy Chief Financial Office") of the Company shall be nominated by Party A and approved by the Board, to assist and report to the Chief Financial Officer. The Board shall approve the term of Chief Financial Officer and the Deputy Chief Financial Officer of the Company unless they are replaced by the Party appointing them.

10.5     Several department managers may be appointed by the General Manager, only on an as and when needed basis and approved by the Board. Department managers shall serve under the supervision of the General Manager and be responsible for the operation of the department for which he or she is appointed to be in-charge.

10.6     In case of dereliction of duty, criminal offence, fraud or otherwise non-performance on the part of the General Manager or Deputy General Manager or the Chief Financial Officer or the Deputy Chief Financial Officer, the Board may remove him or her from office at any time for cause.

10.7     Party B shall be entitled to be reimbursed for all direct and indirect costs incurred by it in its management of the operations of the Company as approved by the Board.

10.8     At the request of the General Manager, Party A shall provide necessary personnel on terms approved by the Board and provided that such terms are competitive and in accordance with industry standards, to assist the Company to function. Party A shall be entitled to recover from the Company all reasonable direct and indirect costs so incurred and approved by the Board.

11.     Additional Funding of the Company

11.1     Additional Funding to Bankable FS

11.1.1     If the Board decides to require any amount of funding in addition to the US$ 3.1 million and the additional investment of US$3.9 million as provided in Article 6.5.2 contributed by Party B to the Company registered capital to enable the Company to complete the Bankable FS, such additional funding shall be contributed by Party A and Party B to the Company registered capital in accordance with their respective shareholdings in the Company, i.e. Party A 10% and Party B 90%. If Party A fails to contribute or elects not to contribute to its share of funding according to its equity shareholding in the Company within 30 days after the Board decision, then Party B will contribute all the required funding until the Bankable Feasibility Study has been completed (the dditional Funding , at which time the equity shareholding in the Company of Party A will be maintained at 10%, provided that 10% of the Additional Funding shall be contributed by Party B on behalf of Party A as a loan to Party A after having obtained proper approval and registration by the governmental authorities for such loan. The loan shall be repaid to Party B as provided in Article 11.2.4 and Article 11.2.5. However, if the Company is dissolved before distributing any profit to Party A, Party A shall not be responsible for paying back to Party B any of the loan so provided by Party B.

11.2     Additional Funding to Construction, Production and Development of Mine

11.2.1     If the Board has determined, based on the Bankable FS, that the Dongchuan Project is economically viable as a mining operation, the Company shall proceed with the construction and development of mines in the Project Area.

11.2.2     If, upon Party B proposal, the Board decides to increase the registered capital and require additional contribution from both Parties for the purpose to fund the said construction and mining activities, Party A shall make an election with respect to one of the following options that are relevant to it within 3 months of the date that the Board approves the Bankable FS:

(A)     Party A can elect to fund 10% of the total required capital contribution under Article 11.2.2; then Party B shall fund 90%;

(B)     if it has elected not to provide its share of contribution under Article 11.2.2, then Party B shall contribute 100% of the total required capital contribution, but 10% of which shall be contributed on behalf of Party A as a loan to Party A after having obtained proper approval and registration by the governmental authorities for such loan.

11.2.3     If Party A fails to make an election under Article 11.1 and 11.2.2 within the 3 month after relevant Board decisions, then Party A shall be deemed to have elected not to contribute in proportion to its share of equity interest in the Company.

11.2.4     Party A shall repay to Party B the principal and accrued interests of the loan provided in Article 11. 1.1 and Article 11.2.2 (B) with all of its share of profit distributed by the Company within the shortest period possible. The interest shall be calculated at an aggregate interest rate of LIBOR plus 4% per annum. Before the above principal and interests are fully repaid, Party A shall not draw any profit from the Company. However, if the Company is dissolved before distributing any profit to Party A, Party A shall not be responsible for paying back to Party B any of the loan so provided by Party B.

11.2.5     Party A shall take all such actions and execute all such documents, including security documents, as Party B may require to record and validate such loan arrangement as provided in Article 11.1.1, Article 11.2.2 (B) and Article 11.2.4. All loans funding must be within the PRC laws and approvals by the relevant government agency if required. In the event that the loan to Party A cannot obtain approval by competent governmental authorities, both Parties shall cooperate with each other to register such loan as provided by Party B to the Company subject to the same terms and conditions as provided in Article 11.2.4; then the Company shall be liable for repaying the principal and interests from its profit before profit distribution to either Party.

11.2.6     To secure any bank financing, the Company shall mortgage its assets, interests and rights in the Dongchuan Project, as so required for the financing and as approved by the PRC governmental authorities where it is necessary. The Company shall repay the principal plus interest and other obligations pursuant to the terms and conditions of the loan agreement and each Party agrees that cash generated from the Dongchuan Project may be retained, and be used, to repay the Company's funding requirements in accordance with the requirements of laws, the loan agreement and provisions of Article 11.

11.2.7     Each Party agrees to do all such things, and sign all such documents as may be required by the bank financiers to the Dongchuan Project including the provision of the mortgages described in Article 11.2.6 in relation to the construction and development of the Dongchuan Project within the framework of the law.

11.2.8     Each Party agrees to use their best endeavours to have the additional capital contribution and the change in each Party equity interest percentage provided under this Article 11 approved by the Board and the original approval authorities.

11.3     Future Expansion of CompanyAfter the construction and development of the Dongchuan Project is completed, the Company subject to the approval by the Board shall fund any future expansion.

12.     Cash Distributions

12.1     The Net Revenue Generated by Operating Activities shall be paid in the following order:

12.1.1     income tax and any other taxes under Chinese Law;

12.1.2     sufficient working capital, comprising operating expenses, capital expenditure and statutory funds;

12.1.3     principal and other sums required to be paid under the loan agreement for any financing approved by the Board;

12.1.4     profit distribution to both Parties according to their percentage of equity shareholdings in the Company at the time of distribution.

12.1.5     If Party B provides a loan to Party A in accordance with Article 11.1 and Article 11.2.2 (B), the share of profit distributed to Party A shall be paid directly to Party B until all outstanding principal and interests owed by Party A to Party B have been fully discharged. For the purpose of this Article 12.1.5, Party A shall use its best endeavours to assist the Company and Party B in remitting abroad Party B share of profit. If the direct payment from the Company to Party B as provided in Article 12.1.5 cannot obtain necessary approvals and permits, Party A shall pay its share of profit to Party B immediately after the profit is distributed into Party A account by the Company.

12.1.6     Subject to the approval from competent tax authority, Party B shall be entitled to recover in advance, in full, its total equity contribution (including the 10% equity contribution it may have made on behalf of Party A, together with accrued interest thereon) in accordance with the most favourable tax treatment. Thereafter, the total fixed and intangible assets of the Company, upon expiration of the cooperation, shall be transferred to Party A free of payment.

13.     Purchasing

13.1     Where price, purchase terms, conditions, specifications and quality are the same, the Company shall give preference to suppliers in PRC when purchasing equipment, materials, raw materials, office supplies, means of transportation, etc.

13.2     When the Company entrusts Party B to purchase overseas major mine and transportation equipment for the mine development phase, representatives from Party A may be involved.

14.     Labor Management

14.1     A trade union shall, if required by law, be set up in the Company in accordance with relevant PRC laws and regulations.

14.2     Matters in connection with the employment, dismissal, salary, insurance, welfare benefits, rewards and punishments of the employees of the Company shall be promulgated by the Board in accordance with the PRC laws and regulations relevant to labour management of foreign investment enterprises, and shall be regulated by the labor contract concluded between the Company and the trade union or between the Company and the individual. Once the labor CONTRACT is concluded, it shall be filed with the local labor management authority.

14.3     Matters recommended by Party A and Party B in connection with the recruitment, salary structure, insurance, welfare benefits, and travelling expenses of the senior staff shall be decided by the Board.

15.     Tax, Accounting and Auditing

15.1     The Company shall pay taxes and fees in accordance with relevant PRC laws and regulations.

15.2     The employees of the Company shall pay individual income tax in accordance with the Individual Income Tax Law of the PRC.

15.3     The Company shall set up reserve funds, expansion funds and welfare funds in accordance with the applicable PRC laws and regulations. The annual allocations to such funds shall be decided by the Board in consideration of the financial conditions of the Company and in accordance with applicable laws.

15.4     The fiscal year of the Company shall be from Jan. 1 to Dec. 31 of each year. All accounting records, vouchers receipts, account statements and reports, account books etc. shall be written in Chinese, while financial statements shall be written in English as well. Renminbi shall be the base currency for bookkeeping of the Company.

15.5     The Company shall engage an accounting firm registered in PRC to audit and verify the Company's financial affairs, and a report of which shall be submitted to the Board and both Parties.

15.6     If Party B considers it necessary to engage a foreign accounting firm registered in PRC to audit the Company's accounts, all expenses incurred shall be for Party B's account.

15.7     With reasonable advanced written notice to the Chief Financial Officer of the Company, Party A has full-auditing right to audit the Company's accounts, provided that such auditing activities shall be carried out in such a way that will not interfere with the normal operation of the Company. If gross discrepancies are found by such audit, Party B shall reimburse Party A for the cost incurred for such audit; otherwise, Party A shall be responsible for such cost.

16.     Foreign Exchange

16.1     The Company shall open its foreign exchange account or accounts in a PRC bank or other financial institution or the branches thereof, or the branches of a foreign bank or other foreign financial institutions, registered in PRC authorized by the State Administration of Foreign Exchange (hereinafter referred to as "SAFE") to conduct foreign exchange business in PRC, or, subject to the consent of SAFE or to PRC laws, a PRC or foreign bank or other financial institution or the branches thereof outside of PRC.

16.2     The Parties shall use their best efforts to balance the Company's foreign exchange account through any means as may be permitted under applicable laws. If the Company is short of foreign currency, Party A agrees to assist the Company to obtain necessary approvals in accordance with applicable laws of the PRC. In addition, the Company shall convert Renminbi into United States dollars at the Foreign Exchange Trading Center of China, or any other financial institutions that are authorised to provide such conversion service in PRC to make such payment.

16.3     Both Parties agree to use the Company's foreign currency in the following order of priority unless otherwise required by law or determined by the Board:

16.3.1     foreign currency required to pay imported raw material, equipment, machines and spares;

16.3.2     payment of fees to third parties for technology transfer, insurance, transportation and other related fees, and import service fees;

16.3.3     salary, allowance and other normal payment of expatriate employees;

16.3.4     repay the loan principal, interest and other fees and costs stipulated in any loan agreement;

16.3.5     the distributable profit and other payments to Party B;

16.3.6     upon liquidation of the Company, Party B's entitlement on liquidation; and

16.3.7     other reasonable payments that must be paid by foreign exchange or approved by the Board.

17.     Term of CONTRACT

17.1     This CONTRACT shall come into effect upon receipt of the required approval by the appropriate approval authorities (the "Approval Authorities").

17.2     The term of this CONTRACT shall be thirty (30) years commencing from the date of the approval thereof by the Approval Authorities.

17.3     At least twelve (12) months prior to the date of expiration of this CONTRACT, an application for the extension of duration shall be automatically submitted to the original Approval Authorities for a further term of thirty (30) years.

18.     Amendment, Modification and Early Termination

18.1     Any amendment of modification to the CONTRACT shall only be valid after Party A and Party B have signed a written agreement approved by the original Approval Authority.

18.2     Grounds for Termination

18.2.1     The Parties may mutually agree in writing to terminate this CONTRACT at any time subject to the ratification of the Approval Authorities. No Party shall have the right to unilaterally terminate this CONTRACT except upon the occurrence of any one or more of the following events, in which case a Party may serve a written notice to the other Party of its desire to terminate this CONTRACT at any time:

(A)     the other Party has committed any material breach of this CONTRACT to seriously affect the Company's business operation adversely, and such breach has not been substantially cured within one month upon written notice to the breaching Party by the non-breaching Party.

(B)     the other Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases permanently to carry on its business;

(C)     the conditions or consequences of any force majeure (defined in Article 22.1) significantly interfere with the normal functioning of the Company for a period in excess of 3 months;

(D)     the continued exploration, development or operation of the Project Area is, at any time during the term of this Contract, determined by Party B or the Board not to be viable in light of the exploration results or the Bankable Feasibility Study; or

(E)     the Company is unable to achieve its business goal or has no opportunity to commerce or develop its business operation.

18.3     Termination Procedure

18.3.1     If a Party gives notice pursuant to Article 18.2 of its desire to terminate this CONTRACT, the Parties shall, within 1 month after such notice is given, commence negotiations and endeavour to resolve the circumstances giving rise to such notification of termination. In the event no agreement is made by the Parties within 1 month after commencement of negotiations, the notifying Party may, unless the matter in dispute has been referred to arbitration in accordance with Article 24, legally terminate this CONTRACT by giving the other Party written notice of termination and such termination shall take effect upon the approval of the original Approval Authorities.

18.3.2     Notwithstanding any provision herein, Party B has the right at its sole discretion to determine that the Dongchuan Project is not economically viable in accordance with Article 18.2.1 (D); such decision is final and binding upon both Parties and neither Party has the right to challenge, revoke or restrict it. From the issuance date of the notice by Party B pursuant to Article 18.2.1 (D), Party B is not obligated to make any contribution to the Company registered capital.

18.3.3     If all preconditions and procedures for terminating this Contract as provided in Article 18.2 and Article 18.3 have been satisfied, both Parties shall require the directors they appointed to the Board to vote in favour of the termination of this Contract and the dissolution of the Company.

8.4     Disposal of Assets Upon Early Termination

18.4.1     Upon early termination of this CONTRACT, subject to Article 18.3.1, the Company shall be liquidated in accordance with PRC laws. Upon satisfying all of the Company's outstanding debts and obligations, including any applicable taxes, any remaining assets after liquidation of the Company shall be distributed to Party A and Party B in accordance with the then profit share ratio of each Party in the Company. Party B shall have a priority claim to receive foreign exchange and foreign account receivable of the Company.

18.4.2     If Party B delivered the notice of its desire to terminate the CONTRACT to Party A in accordance with Article 18.2.1.(D), Party B shall transfer all of its interests to Party A at the price of 10 RMB, and thereafter, Party B shall not hold any interests in, share any risks or liabilities of, and bear any responsibility of the Company, unless in the course of the exploration gold resource in excess of 10 tonnes as confirmed by relevant governmental authority has been discovered by the Company, then Party B is entitled to a residual equity interest and the assets of the Company shall be distributed to Party B in proportion to its residual equity interest. Party B residual interest shall be calculated in accordance with the following formula:

(A)     Before Party B starts to make additional capital contribution in accordance with Article 6.5.2, the following formula is applicable:

Residual Equity Interest = (Total US$ amount already contributed by Party B to the Company registered capital/US$3.1 million) X 70%

(B)     Upon and after Party B starts to make additional capital contribution in accordance with Article 6.5.2, the following formula is applicable:

Residual Equity Interest = 70% + (Additional US$ amount already contributed by Party B to the Company registered capital in accordance with Article 6.5.2 + the US$ amount paid by Party B to Party A in accordance with Article 6.5.2)/US$ 6 million X 20%

18.4.3     Subject to Article 21, when both Parties decide to terminate the CONTRACT through mutual agreement, Party A shall not be required to pay anything to Party B.

18.5     Disposal of the Assets upon Expiration of the CONTRACT

18.5.1     If all of the Company's outstanding debts and obligations are satisfied, including any applicable taxes, any remaining assets after liquidation of the Company shall, subject to Article 18.5.2, be distributed to Party A and Party B in accordance with the then profit share ratio of each Party in the Company.

18.5.2     If the PRC tax authority has approved special tax concessions in respect of recovering Party B's cash contribution and Party B has recovered in full all of the cash contributed by it, plus the interest as defined in the Article 12.1.5., the current assets of the Company shall be distributed to Party A and Party B in accordance with the then profit share ratio of each Party in the Company. Party B shall have a priority claim to receive foreign exchange and foreign exchange account receivable of the Company. All the fixed assets of the Company shall be transferred to Party A free of payment.

19.     Insurance

19.1     The Company shall maintain necessary insurance with an insurance company organized in PRC or with any foreign insurance company permitted to engage in insurance business in PRC. The Board shall decide the types, coverage, amounts, values and duration of such insurance.

20.     Confidentiality

20.1     Without the prior written consent of the other Party, no Party shall furnish, disclose or make accessible to any third party any confidential or proprietary business or technical information and data or trade secret received by the Company from any of the Parties hereto, from the date of receipt of such information and data till the end of the 2nd year after the date of expiration or early termination of this CONTRACT.

20.2     Article 20.1 shall not apply:

20.2.1     to the Party's Directors, the General Manager(s), and any other employees and its bankers, accountants, auditors, attorneys, suppliers, consultants and potential partners of the Company who need to have access to such information or data to make their decisions and to perform their responsibilities, PROVIDED THAT the disclosing Party shall take appropriate measures to assure that such entities and persons shall keep the disclosed information and data private and confidential;

20.2.2     to information that a Party is required to disclose under applicable law to any government or governmental agency or to its shareholders or to the public or to any applicable stock exchange; and

20.2.3     to a Party's affiliated enterprises, PROVIDED THAT such affiliated enterprises to which such disclosure is made agrees in writing to maintain confidentiality in accordance with the terms of Article 19.1.

21.     Liability for Breach of CONTRACT

22.1     Should all or part of this CONTRACT not be fulfilled due to one Party's fault, the defaulting Party shall bear responsibility for breach of CONTRACT. Should it be the fault of both Parties, they shall bear their respective responsibility for breach of CONTRACT according to the actual situation.

22.     Force Majeure

22.1     Should either of the Parties be prevented from performing this CONTRACT or any of its obligations by a force majeure event, including but not limited to earthquake, typhoon, flood, fire, and other forces of nature (hereinafter collectively referred to as "Natural Disasters") and other accidents and events whose happening and consequences are unpreventable, unavoidable and beyond the control of the prevented Party, the prevented Party shall forthwith notify the other Party by facsimile of such force majeure and with fifteen days thereafter provide detailed information and valid evidence of the accidents and events explaining the reason of its inability to perform all or part of its obligations under this CONTRACT or delay in the performance of its obligations under this CONTRACT.

22.2     Neither Party shall be relieved from its obligations to provide its cooperative conditions due to a force majeure event other than as a result of a Natural Disaster.

22.3     Subject to Article 22.2, based upon the impact of the events on the performance of its obligations under this CONTRACT, both Parties shall, through immediate consultation, decide whether to terminate the CONTRACT or to modify the obligations of the Parties.

22.4     Subject to Article 22.2, neither Party shall be held liable to the other Party for the damages or losses thereto caused by force majeure.

23.     Applicable Law

23.1     The formation, validity, interpretation, execution, amendment, termination of the CONTRACT and settlement of any disputes arriving thereunder shall be governed by PRC law. In case there is no PRC law governing a particular matter relating to this CONTRACT, reference shall be made to general international commercial practice.

24.     Dispute Resolution

24.1     The Parties shall try to settle any dispute arising from or in connection with the CONTRACT through friendly consultation. In case no settlement can be reached through such consultation within 60 days after the commencement of discussions or such longer period as the Parties may agree to in writing, then such dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing, and the arbitration shall be conducted according to its arbitration rules, except that Party A hereby expressly agrees that it shall select a non-Chinese arbitrator from the panel.

24.2     The Arbitration Tribunal shall have three arbitrators. Party A and Party B shall each appoint one arbitrator and the third arbitrator shall be appointed by the chairman of the International Economic and Trade Arbitration Commission and shall serve as chairman of the Arbitration Tribunal.

24.3     The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and act accordingly.

24.4     The costs of arbitration including all reasonable legal fees shall be borne by the losing Party or shared by the Parties as specified in the arbitration award, unless otherwise agreed by the Parties.

24.5     When any dispute arises and is submitted to arbitration, the Parties shall be entitled to continue to exercise their respective rights and obliged to fulfil their respective obligations which are unaffected under this CONTRACT.

24.6     Any arbitration award may be enforced in any court having jurisdiction and may be submitted to any such court for judicial acceptance.

25.     Languages

25.1     This CONTRACT and all appendices hereto shall be written in Chinese and English in duplicates. Each Party shall hold three (3) original copies of each version. Both versions are equally authentic.

26.     Effectiveness of the CONTRACT and Miscellaneous

26.1     This CONTRACT and all appendices hereto shall come into force on the date it is approved by the Ministry of Commerce (or its designated Approval Authority) and shall replace all contracts and agreements executed by both Parties before the date hereof in respect of the Company and the transaction contemplated hereunder.

26.2     Any notice or written communication required by or provided for in this CONTRACT by one Party to the other shall be made in English and Chinese and given to the other Party by personal delivery, registered airmail or facsimile at the location or fax number set forth in Article 2.1 unless the same is changed by notice given in writing to the other Party. The date of receipt of a notice or communication hereunder shall be deemed to be 15 days after its postmark in the case of an airmail letter and 2 working days from the date of personal delivery or dispatch by confirmed facsimile transmission. In the case of facsimile transmission, the original shall be delivered by airmail or personal delivery.

26.3     Failure of a Party to exercise its rights or take any action in connection with a breach of this CONTRACT by the other Party shall not be deemed to be a waiver of the breach of the breaching Party's liabilities or obligations. Any waiver at any time, by any Party hereto, of any of its rights with respect to the other Party, or with respect to any breach, liabilities or obligations of the other Party arising in connection with this CONTRACT shall not be considered a waiver of any other rights or with respect to any subsequent breach or liabilities or obligations of the other Party.

26.4     This CONTRACT and any of its attachment thereto constitute the entire agreement between Party A and Party B with respect to the subject matter of this CONTRACT and supersede all prior discussions, negotiations and agreements between them.

26.5     Any matters not covered or fully provided in this CONTRACT shall be resolved and agreed to by the Parties through friendly negotiations.

IN WITNESS THEREOF, this CONTRACT is executed in Kunming, Yunnan Province, PRC by duly authorised representatives of Party A and Party B on this date 14 May 2004.

Yunnan Nonferrous Geology and Mining Ltd.		Luna Gold (China) Corp.

Name:	Lang Zhijun	Name:	Lee Mun-Kit
Position:	Chairman	Position:	Chairman

Signature:	/s/ Lang Zhijun	Signature:	/s/ Lee Mun-Kit

Appendix 1

DEFINITIONS

"Approval Authority" shall mean the Ministry of Commerce of PRC, its designated local offices or their successors.

"Articles of Association" shall mean the Articles of Association of the Company.

"Bankable Feasibility Study" shall mean a detail evaluation of any mineralisation within the Project area that allows the Company to finance the construction of the mine to exploitation of such mineralisation that includes but not limited to detail exploration, ore reserves estimates, engineeringstudies and costing, environmental studies and financial projections and must meet all governmental requirements.

"Board" or "Board of Directors" shall mean the Board of Directors of the Company established with Article 9 in this Contract.

"Business License" shall mean the business license of the Company issued by the State Administration for Industry and Commerce or its local competent branches.

"Company" shall mean Xinan Mineral Resources Co., Ltd., following its establishment as a company formed by the Parties pursuant to this Contract.

"Contract" shall mean the Joint Venture Contract dated 14 May 2004 and executed by and between Yunnan Nonferrous Geology and Mining Ltd. of Yunnan Province and Luna Gold (China) Corp. or its associated company at Kunming City, Yunnan Province, PRC.

"Exploration Right or Rights" shall mean the exclusive license or licenses to carry out exploration in the Project Area, according to the laws of the PRC.

Exploration Right Application shall mean the exploration right application made by Party A but has not been granted by the relevant authority.

"Joint Venture Area" shall mean the area designated as the "Project Area" that the Parties in this contract have agreed to cooperate according to this CONTRACT.

"LIBOR" shall mean the average of the rates, per annum, expressed as a percentage which are displayed on Reuters Page"LIBOR"at or about 11.00am(London Time) on the relevant date for United States Dollar deposits for delivery during the relevant applicable period or, if no such period, 90 days.

"Net Revenue" shall mean the total revenue generated by the Company after deducting all total operating costs, all governmental taxes, all marketing costs, all interest charges and any other costs incurred in generating such revenue.

"PRC"shall mean the People's Republic of China.

"Pre-bankable Feasibility Study" shall mean preliminary prospecting and exploration and any other work required to allow the Company to decide to proceed with the Bankable Feasibility Study.

"Project Area" shall mean the area designated in the Plan attached in Appendix 2 of this Contract.

"RMB" shall mean Renminbi being the lawful currency of the PRC.

"US$" or "United States Dollars" shall mean the lawful currency of the United States of America.